Delaware
The first State

I,   JEFFREY W.   BULLOCK,   SECRETARY OF STATE OF THE STATE OF DELAWARE,   DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AIR INDUSTRIES GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF SEPTEMBER, A.D. 2010, AT 1:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTIETH DAY OF SEPTEMBER,  A.D. 2010.

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
AIR INDUSTRIES GROUP, INC.
(Pursuant to Section 242 of
the Delaware General Corporation Law)

Air Industries Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that:

1.      The name of the Corporation is Air Industries Group, Inc.

2.      The Board of Directors of the Corporation at a meeting duly called duly adopted resolutions setting forth amendments to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"'), declaring such amendments to be advisable and directing that the amendments be considered at the 2010 special meeting of the stockholders of the Corporation followed by a majority vote in favor of the amendments by the stockholders at such special meeting.
A. Amending Article FOURTH

(i) so that the first sentence thereof in its entirety reads as follows:

"FOURTH: The total number of shares of each class that the corporation shall have the authority to issue is 28,003,716 shares, consisting of:

(a)       20,000,000 shares of common stock (the "Common Stock"), par value $.001 per share; and
(b)        8,003,716 shares of preferred stock (the "Preferred Stock"), par value $.001 per share."

and (ii) by inserting the following paragraph at the end of Section A thereof so that the issued shares of the Corporation's Common Stock on the date hereof (the "Old Common Stock") shall be combined into a smaller number of shares of Common Stock in the ratio of one new share of Common Stock ("New Common Stock") for each 400 shares of Old Common Stock immediately upon the filing of this Certificate of Amendment.

"3. Reverse Split. Effective upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), will be automatically reclassified as and combined into shares of Common Stock (the "New Common Stock") such that each four hundred shares of Old Common Stock shall be reclassified as and combined into one share of New Common Stock. Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, upon surrender after the Effective Time of a certificate that formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time , any person who otherwise would be entitled to receive a fractional share of New Common Stock as a result of the reclassification, following the Effect Time, shall be entitled to receive a cash payment in an amount equal to the product obtained by multiplying (a) the number of shares of Old Common Stock owned of record at the Effective Time not evenly divisible by 400, by (b) the Volume Weighted Average Price ("VWAP") per share of Old Common Stock for the 20 trading days immediately preceding June 24, 2010. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above."

B. Adding a new Article TWELTH which reads as follows:

"The Board of Directors shall have the power to adopt, amend or repeal any or all of the provisions of the Corporation's By-laws, except that the Board of Directors may not adopt a provision which is intended to prevent a change in control of our Corporation, such as a classified or "staggered Board, increase the threshold necessary to call a meeting of stockholders beyond 10% of the outstanding shares entitled to vote or is in furtherance of the implementation of a "poison pill", subject to the power of the stockholders at any meeting of the stockholders (or by written consent in lieu of a meeting of stockholders) to adopt, amend or repeal any or all of the provisions of the Corporation's By-laws."

3.      That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.      This Certificate of Amendment shall become effective on September 30, 2010, assuming on or prior to that date it has been filed in the Office of the Secretary of State of the State of Delaware.

Executed on this 20th day of September, 2010.
Air Industries Group, Inc. By: /s/ Peter D. Rettaliata Peter D. Rettaliata President and Chief Executive Officer

Delaware
The first State

I,   JEFFREY W.   BULLOCK,   SECRETARY OF STATE OF THE STATE OF DELAWARE,   DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF AMENDMENT TO EFFECTIVE DATE OF CERTIFICATE OF AMENDMENT OF  "AIR INDUSTRIES GROUP,   INC.",  FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF SEPTEMBER,  A.D. 2010, AT 3:27 O'CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIFTEENTH DAY OF OCTOBER, A.D. 2010.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
AIR INDUSTRIES GROUP, INC.
(Pursuant to Section 103(d) of
the Delaware General Corporation Law)

Air Industries Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that:

1.      The name of the Corporation is Air Industries Group, Inc.

2.      On September 20, 2010, the Corporation filed a Certificate of Amendment to its Certificate of Incorporation amending Article FOURTH and adding a new Article TWELTH.

3.      The Certificate of Amendment as filed on September 20, 2010 provided for an effective date of September 30, 2010.

4.      This Certificate of Amendment has been filed pursuant to Section 103(d) of the General Corporation Law to amend the effective date of the Certificate of Amendment filed on September 20, 2010 to October 15,2010.

Executed on this 29th day of September, 2010.

Air Industries Group, Inc. By: /s/ Peter D. Rettaliata Peter D. Rettaliata President and Chief Executive Officer